Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Axsome Therapeutics, Inc. 2023 Employee Stock Purchase Plan of our reports dated February 27, 2023, with respect to the consolidated financial statements of Axsome Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Axsome Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, NY
June 23, 2023